OTCBB: CNYC

CANYON COPPER ANNOUNCES PRIVATE PLACEMENT OFFERING OF SHARES AND DEBT SETTLEMENT OFFERING OF UNITS

VANCOUVER, BC, June 15, 2009 – Canyon Copper Corp. (the “Company”) (OTCBB:CNYC) announced today that it approved a private placement offering of shares of the Company's common stock at a price of $0.04 US per share for aggregate gross proceeds of up to $1,250,000. The private placement offering will be made to persons who are not “U.S. Persons” as defined in Regulation S of the Securities Act of 1933.

The proceeds of the private placement offering will be used to retire corporate indebtedness and for general corporate purposes. There is no assurance that the private placement offering or any part of it will be completed.

The Company's Board of Directors also approved an offering to certain lenders to convert up to $764,000 in existing convertible notes, plus accrued interest, into units of the Company at a deemed price of $0.04 US per unit. Each unit will consist of one (1) share of the Company's common stock, and one half (1/2) share purchase warrant, with each whole warrant entitling the holder to purchase one (1) additional share of the Company's common stock at a price of $0.06 US per share for a period of two (2) years from the date of issuance of the Units.

The debt settlement offering will be made to persons who are not “U.S. Persons” as defined in Regulation S of the Securities Act of 1933. There is no assurance that the debt settlement offering or any part of it will be completed.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

About Canyon Copper

Canyon Copper Corp.'s New York Canyon Property is located in the New York Canyon area of the Santa Fe Mining District, Mineral County, Nevada. The project hosts oxide and sulphide copper bearing mineralization outlined by historical operators. The most advanced of these zones is the Longshot Ridge copper oxide deposit. This zone has not been completely outlined and remains partially open. The Copper Queen mineralized zone is located approximately three kilometres west of Longshot Ridge and hosts copper and molybdenum sulphide mineralization. Several additional mineralized areas identified throughout the New York Canyon property have yet to be explored.

Suite 408 – 1199 West Pender Street • Vancouver, B.C. • V6E 2R1
TEL (604) 331-9326 • FAX (604) 684-9365

On behalf of the Board of Directors,

“Anthony Harvey”

CANYON COPPER CORP.
Anthony Harvey, CEO and Chairman

This News Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phases such as “believe,” “expect,” “plan,” “anticipate” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company's expectations, and expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the Company's ability to obtain additional financing, geological, mechanical or difficulties affecting the Company's planned geological work programs, uncertainty of estimates of mineralized material and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.